Exhibit 99.1

CONTACTS:

Metro One Telecommunications, Inc.

Dale Wahl, Chief Financial Officer
Duane Fromhart, Vice President, Finance
(503) 643-9500

Financial Dynamics
Jim Byers (investors)
(415) 439-4504
Chris Toth (financial media)
(415) 439-4503

FOR IMMEDIATE RELEASE

METRO ONE REPORTS 2004 FIRST QUARTER FINANCIAL RESULTS

PORTLAND, Oregon – April 23, 2004 – Metro One Telecommunications, Inc. (Nasdaq: MTON), the leading provider of Enhanced Directory Assistance® and otherenhanced telecom services, today reported financial results for the first quarter ended March 31, 2004.

Revenue for the first quarter of 2004 was $43,529,000, compared to $59,336,000 in the preceding year’s first quarter, reflecting the Sprint PCS-related reduction in call volume in 2003.  Net loss for the first quarter was $7,849,000, or a loss of $0.32 per share, compared to net income of $4,110,000, or $0.17 per share, in the preceding year’s first quarter.  During the first quarter of 2004, Metro One incurred approximately $6 million in advertising expenses to promote its premium Infone® service and has generated approximately 70,000 registered Infone users to date.

“We have continued to strategically focus our promotional activities on business with the greatest long-term potential for us,” said Timothy A. Timmins, Metro One’s president and chief executive, “which includes vigorously  pursuing opportunities with potential and existing wholesale customers.”

Metro One will host a webcast conference call on Friday, April 23, 2004 at 10:00 a.m. Pacific Time to review first quarter 2004 results.  To access the webcast, go to Metro One’s website at www.metro1.com.  An archived webcast replay of the call will also be available at that website.

About Metro One Telecommunications

Metro One Telecommunications, Inc. is the leading developer and provider of Enhanced Directory Assistance and other enhanced telecom services.  The Company operates a network of call centers located strategically throughout the U.S.  Metro One handled approximately 434 million requests for information in 2003.  In May 2003, the Company launched Infone, a premium personal assistant telephone service, for which consumers can sign up by visiting www.infone.com or by calling 888-411-1111.  Infone® is a registered trademark of Metro One Telecommunications, Inc.  For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.

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METRO ONE TELECOMMUNICATIONS, INC

Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended
	3/31/2004	3/31/2003

Revenues	$43,529	$59,336

Costs and expenses:
Direct operating	25,543	33,513
Selling, general and administrative	25,954	19,199
	51,497	52,712

(Loss) income from operations	(7,968)	6,624

Other income	119	212
	119	212

(Loss) income before income taxes	(7,849)	6,836
Income tax expense	—	2,726

Net (loss) income	$(7,849)	$4,110

(Loss) income per common share:
Basic	$(0.32)	$0.17
Diluted	$(0.32)	$0.17

Shares used in per share calculation:
Basic	24,775	24,682
Diluted	24,775	24,709

METRO ONE TELECOMMUNICATIONS, INC

Balance Sheets

(Dollars in thousands)

	3/31/2004	12/31/2003

Cash and cash equivalents	$49,252	$44,381
Restricted cash	4,900	4,900
Accounts receivable	30,420	32,078
Prepaid costs and other current assets	6,914	15,944

Total current assets	91,486	97,303

Furniture, fixtures and equipment, net	58,679	62,187
Intangible assets	5,032	4,819
Other assets	490	575

Total assets	$155,687	$164,884

Accounts payable	$1,952	$3,146
Accrued liabilities	1,883	2,634
Accrued payroll and related costs	12,857	12,297

Total current liabilities	16,692	18,077

Deferred tax liability	3,799	3,799
Other long-term liabilities	708	670

Total liabilities	21,199	22,546

Common Stock	119,683	119,683
Retained earnings	14,805	22,655

Shareholders’ equity	134,488	142,338

Total liabilities and shareholders’ equity	$155,687	$164,884

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002

Revenues	100.0%	100.0%	100.0%	100.0%
Direct operating costs	59.8%	55.1%	58.1%	55.9%
Selling, general and administrative costs	82.2%	30.2%	63.6%	28.1%
Impairment loss on goodwill	10.3%	0.0%	0.0%	0.0%
(Loss) income from operations	-52.3%	14.7%	-24.0%	16.0%
Other income, net	0.3%	0.4%	0.3%	0.4%
(Loss) income before income taxes	-52.0%	15.1%	-23.7%	16.4%
Income tax (benefit) expense	-13.6%	5.7%	-7.2%	6.3%
Net (loss) income	-38.4%	9.4%	-16.5%	10.1%

Net (loss) income, as reported	$(17,587)	$5,837	$(33,309)	$26,129
Stock-based compensation expense
Net (loss) income, pro forma	$(17,587)	$5,837	$(33,309)	$26,129

Diluted net (loss) income per share, as reported	$(0.71)	$0.24	$(1.35)	$1.04
Stock-based compensation expense	—	—	—	—
Diluted net (loss) income per share, pro forma	$(0.71)	$0.24	$(1.35)	$1.04